EXHIBIT 21

SUBSIDIARIES

1. Novamerican Steel Holdings Inc. (U.S. – DE)

2. Novamerican Steel Finco Inc. (U.S. – DE)

3. Novamerican Steel U.S. Inc. f/k/a Integrated Steel Industries Inc. (U.S. – DE)

4. American Steel and Aluminum Corporation (U.S. – MA)

5. Nova Tube and Steel, Inc. (U.S. – DE)

6. Novamerican Tube Holdings Inc. (U.S. – DE)

7. Nova Tube Indiana, LLC (U.S. – DE)

8. Novamerican Steel Canada Inc. f/k/a Novamerican Steel Inc. (Canada)

9. 632422 N.B. Ltd. (New Brunswick)

10. Hencorp LLC (U.S. – DE)

11. Tubes Delta Inc./Delta Tube Inc. (Quebec)

12. Tubes Delta, Societé en Commandité/Delta Tube and Company Limited (Quebec LP)